                                                                    EXHIBIT 12.1

                            AccuStaff Incorporated
                      Ratio of earnings to fixed charges
                  For the five years ended December 31, 1996
                 and the nine months ended September 30, 1996
                        ($ in thousands, except ratios)


                                                               Fiscal Year ended
                                       ---------------------------------------------------------------   Nine Months
                                       December 29,   January 3,  January 2,   January 1,  December 31,     Ended
                                          1991         1993        1994         1995         1995         9/30/96
                                       -----------------------------------------------------------------------------
Income (loss) from continuing
 operations                         A  $     (370)    $    377    $  3,170     $  11,833   $  32,458     $  42,566
Interest expense                    B       5,171        5,665       6,357         5,221       2,665         4,938
Interest portion of rent expense    C         183          983       1,125         1,333       1,658         3,270
Preferred Stock Dividend Req. of
 Sub.                                         440           --          --            --          --            --
    Effective tax rate                     -116.3%                                                              --
Pre-tax Inc, req'd for Sub.'s
 Pfd Stock Dividend                 D         203           --          --            --          --            --
Fixed Charges (B+C+D)               E       5,354        6,648       7,482         6,554       4,323         8,206
Adjusted earnings (A+E)             F       4,984        7,025      10,652        18,387      36,781        50,772
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Ratio of earnings to fixed
 charges (F/E)                               0.93*        1.06        1.42          2.81        8.51          6.19
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

* Indicates earnings are inadequate to cover fixed charges. Coverage deficiency = $370.000.